UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 29, 2004

Date of report (Date of earliest event reported)

COGENTRIX ENERGY, INC.

(exact name of registrant as specified in its charter)

NORTH CAROLINA	33-74254	56-1853081
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

9405 Arrowpoint Boulevard, Charlotte, North Carolina 28273-8110

(Address of Principal Executive Offices) (Zip Code)

(704) 525-3800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Item 9. Regulation FD Disclosure

As previously reported on Form 8-K filed on December 23, 2003 of Cogentrix Energy, Inc. (“Cogentrix” or the “Company”), the Company expects to refinance the $192 million secured credit facility (the “Existing Bank Facility”) of Cogentrix Delaware Holdings, Inc. (“CDH”), a wholly owned subsidiary of the Company, subject to prevailing market conditions (the “Bank Facility Refinancing”). The following disclosure contains information provided in connection with the Bank Facility Refinancing, which has not been previously publicly disclosed.

CHANGE OF CONTROL OFFER

As previously reported on the Company’s Form 8-K filed on December 23, 2003, the Company commenced an offer to purchase all of its outstanding 8.75% Senior Notes due 2008 (the “2008 Notes”) on December 23, 2003 (the “Change of Control Offer”). The Change of Control Offer closed on January 23, 2004, and there are currently $354.4 million of the 2008 Notes outstanding.

EXISTING BANK FACILITY AND BANK FACILITY REFINANCING

As of January 27, 2004, approximately $125 million was outstanding under the Existing Bank Facility. In addition, $7.3 million of letters of credit are issued under the Existing Bank Facility, $6.5 million of which expire February 15, 2004. The Existing Bank Facility is used to fund general corporate and working capital needs and to provide letters of credit to various project subsidiaries. It also provides a commitment of $40 million for the repayment of the Company’s 8.10% Senior Notes due 2004 (the “2004 Notes”).

In order to effectuate the Bank Facility Refinancing, Cogentrix is entering into discussions with various banks and financial institutions to provide a $63 million senior secured revolving credit facility (the “Revolver”) and a $215 million senior secured Term Loan B (the “Term Loan B”, and together with the Revolver, the “New Credit Facilities”). The Revolver and Term Loan B would be used to repay outstanding advances and letters of credit issued under the Existing Bank Facility. In addition to ongoing capacity under the Revolver, approximately $90 million of the Term Loan B would be available to be drawn on or shortly after March 15, 2004 to fund repayment of the 2004 Notes and to refinance the $53.1 million term loan of Cogentrix Eastern America, Inc., a wholly owned subsidiary of the Company, (the “CEA Term Loan”) and $16.7 million of letters of credit issued under the credit facility of Cogentrix Mid-America, Inc., a wholly owned subsidiary of the Company (the “CMA Credit Facility”). The repayment of the CEA Term Loan and the replacement of the CMA Credit Facility would allow the Company to improve the collateral package of the New Credit Facilities relative to the Existing Bank Facility, remove existing cash traps, and eliminate cross-collateralization of distributions from key project companies (see the Company’s Form 10-K for the for the fiscal year ended December 31, 2002 filed on March 31, 2003 for additional information regarding the CEA Term Loan and the CMA Credit Facility). The Bank Facility Refinancing, like the Existing Bank Facility and the other obligations of the Company and its subsidiaries, will be nonrecourse to The Goldman Sachs Group, Inc. (“Goldman Sachs”), the Company’s corporate parent, and will be nonrecourse to any affiliate of Goldman Sachs (other than the Company and its subsidiaries, as applicable).

The sources and uses table below sets forth the contemplated utilization of the New Credit Facilities:

Sources	$ Amount (in millions)	Uses	$ Amount (in millions)

Revolver[1]	$0.0	Repayment of Existing Bank Facility	$124.6

Term Loan B2	$215.0	Repayment of 2004 Notes	$39.7

Available Cash	$8.5	Repayment of CEA Term Loan	$53.1

		Fees and Expenses	$6.1

Sources	$ Amount (in millions)	Uses	$ Amount (in millions)

Total Sources	$223.5	Total Uses	$223.5

[1]	Total commitment of $63 million. A total of $17.5 million of letters of credit would be issued under the revolver, $16.7 million of which would replace existing letters of credit at Cogentrix Mid-America, Inc. and $0.8 million of which would replace existing letters of credit at CDH.

[2]	Approximately $125 million of the Term Loan B would be funded at the closing of the Bank Facility Refinancing with the remainder available to be drawn on or shortly after to March 15, 2004 to fund repayment of the 2004 Notes and to repay the CEA Term Loan.

There can be no assurance, however, that the Company will consummate the Bank Facility Refinancing or enter into the New Credit Facilities and there can be no assurance as to the terms of any Bank Facility Refinancing or the New Credit Facilities. Likewise, there can be no assurance that the New Credit Facilities or any other Bank Facility Refinancing will be utilized as set forth above. The Company continues to evaluate its strategic options, which may include other debt refinancings, debt and equity financings and asset sales. There can be no assurance that any of these options will be pursued and, if any of these options is pursued, that the related transactions will be completed on commercially reasonable terms or at all.

OVERVIEW OF ASSETS

The following table sets forth the projects of the Company divided into three categories: i) “Significant Operating Projects”, which are comprised of projects that are estimated to contribute in excess of 5% of cash flow to the Company over the next five years; ii) “Other Operating Projects”; and iii) “Distressed Projects”, which are comprised of projects with material defaults under material project agreements. With the exception of potential payments of $8.1 million related to the Company’s Southaven facility (see the Company’s Form 10-Q for the quarterly period ending September 30, 2003 filed on November 14, 2003 and “PGET Arbitration” below for additional information) and $2.5 million related to the Company’s facility at Quachita (see the Company’s Form 10-K for the fiscal year ended December 31, 2002 filed on March 31, 2003 for additional information), the Company does not have any material recourse liabilities related to the Distressed Projects.

Facility	Location	Fuel	Plant Megawatts	Cogentrix Percent Ownership Interest	Cogentrix Net Equity Interest in Plant Megawatts	Power or Conversion Services Purchaser

Significant Operating Projects

Birchwood	King George, VA	Coal	240	50.0%	120.0	Dominion Virginia Power

Cottage Grove	Cottage Grove, MN	Natural Gas	245	73.2	179.3	Northern States Power

Indiantown	Martin County, FL	Coal	380	50.0	190.0	Florida Power & Light

Logan	Logan Township, NJ	Coal	218	50.0	109.0	Atlantic City Electric

Richmond	Richmond, VA	Coal	240	100.0	240.0	Dominion Virginia Power

Rocky Mount	Rocky Mount, NC	Coal	120	100.0	120.0	Dominion Virginia Power

Whitewater	Whitewater, WI	Natural Gas	245	74.2	181.8	Wisconsin Electric Power

Total – Significant Operating Projects			1,688		1,140.1

Other Operating Projects

Carneys Point	Carneys Point, NJ	Coal	262	10.0%	26.2	Atlantic City Electric and DuPont

Cedar Bay	Jacksonville, FL	Coal	260	16.0	41.6	Florida Power & Light

Gilberton	Frackville, PA	Waste Coal	82	19.6	16.1	Pennsylvania Power & Light

Green Country	Jenks, OK	Natural Gas	810	10.0	81.0	Exelon Generating Company

James River	Hopewell, VA	Coal	120	50.0	60.0	Dominion Virginia Power

MASSPOWER[1]	Springfield, MA	Natural Gas	258	1.6	4.1	NStar (BECo, ComElec) and MMWEC

Morgantown	Morgantown, WV	Waste Coal	62	15.0	9.3	Monongahela Power

Northampton	Northampton Co., PA	Waste Coal	112	50.0	56.0	Metropolitan Edison

Panther Creek	Nesquehoning, PA	Waste Coal	83	12.2	10.1	Metropolitan Edison

Portsmouth	Portsmouth, VA	Coal	120	100.0	120.0	Dominion Virginia Power

Rathdrum	Rathdrum, ID	Natural Gas	270	51.0	137.7	Avista Turbine Power

Roxboro	Roxboro, NC	Coal	60	100.0	60.0	Carolina Power & Light

Scrubgrass	Scrubgrass Twp., PA	Waste Coal	85	20.0	17.0	Pennsylvania Electric

Selkirk[1]	Albany, NY	Natural Gas	345	5.1	17.6	Consolidated Edison & Niagara Mohawk

Southport	Southport, NC	Coal	120	100.0	120.0	Carolina Power & Light

Total – Other Operating Projects			3,049		776.7

Distressed Projects

Dominican Republic	Dominican Republic	Fuel Oil	300	65.0%	195.0	Corporación Dominicana de Electricidad

Pittsfield[1]	Pittsfield, MA	Natural Gas	173	10.9	18.9	NStar (ComElec, CamElec)

Quachita	Ouachita Parish, LA	Natural Gas	816	50.0	408.0	Dynegy Power Marketing

Southaven	Southaven, MS	Natural Gas	810	100.0	810.0	Merchant[2]

Total – Distressed Projects			2,099		1,431.9

Total – All Projects			6,836		3,348.7

[1]	Cogentrix’s investment in these three projects comes from its approximately 11% common stock investment in Beale Generating Company.
[2]	The Southaven facility’s contact with its conversion services purchaser was rejected by the bankruptcy court in August 2003. Cogentrix plans to continue to provide operations and management services under the terms of its contract.

UPDATE TO BUSINESS STRATEGY

Cogentrix has taken, and will continue to take, steps to reduce its corporate costs and to drive purchasing and administrative synergies. The Company has significantly reduced its headquarters’ administrative workforce. In addition, the cessation of certain development operations is expected to result in significant cost savings for the Company. There can be no assurance, however, that the Company will be successful in reducing its costs.

Some of the facilities in the Cogentrix portfolio have contracts that are priced above current and forward prices for electricity. However, the contracts have certain inefficiencies from the perspective of the Company and the utility offtakers. These inefficiencies are caused by the requirement that the specific plant under the contract generate the power requested by the offtaker. This often means that, but for the terms of the power purchase agreement in respect of certain plants, the Company is forced to operate its plants at times when it would otherwise be more economic to source power from the market rather than dispatch power from the plant. Cogentrix believes that a more efficient agreement can be reached which would allow cost savings for both Cogentrix and the offtaker. The more efficient agreement would allow the Company greater flexibility in dispatching these plants and alternatively sourcing cheaper power from the market, thereby creating greater cost efficiencies to offtakers and increasing the value of these contracts to the Company. The Company plans to renegotiate certain of these contracts on an opportunistic basis. There can be no assurance, however, that the Company will be able to successfully renegotiate these contacts, and if the Company is able to renegotiate these contacts, that the terms of the contracts as renegotiated will be more favorable to the Company than the current terms.

RECENT DEVELOPMENTS

Turbines and Other Equipment.    The Company currently has three sets of turbines and partially completed heat recovery steam generators (“HRSG”) that were acquired with the intention of placing this equipment in a new electric generating facility. One of these turbine and HRSG sets was written down to fair market value during the fourth quarter of 2002 due to the uncertainty regarding placement of this set into a new or existing project. The Company recorded a pre-tax charge of approximately $30.0 million related to this write down and the revised carrying value of this turbine and HRSG set is approximately $33.5 million. The carrying value of the other two turbine and HRSG sets (including the cost to complete construction of the HRSGs) is approximately $126.5 million. Cogentrix intends to sell these turbines, however the Company is exploring other alternatives for monetizing its investment in the turbines including utilizing the turbines in limited expansion opportunities related to existing projects. The carrying value of the three sets of turbines and HSRGs may be deemed to be impaired and the Company’s results of operations may be adversely affected.

Southaven Facility.    The Company’s project subsidiary that owns the Southaven facility began operating this facility in July 2003. As a result of the rejection of its power purchase agreement in connection with the bankruptcy of an affiliate of the offtaker, the project has been operating on a merchant basis. The project is currently in default under its nonrecourse loan and is in discussions with the lenders regarding a restructuring of its nonrecourse loan agreement which may involve the transfer of the Company’s ownership interest in the facility to the project lenders in exchange for an assumption by the project lenders of all obligations of the facility, including long-term debt, and releasing the project from all other obligations under the project loan agreements. The Company’s net carrying value in the project and its interest in the long-lived assets of the project is currently $80.0 million and $449.4 million, respectively. The Company can provide no assurances that a mutually agreeable restructuring of the nonrecourse loan agreements will be achieved and that a transaction will be completed. The Company plans to continue providing operating and management services under its existing contract.

Dominican Republic Facility.    The Company’s project subsidiary that owns the Dominican Republic facility has notified the power purchaser, Corporación Dominicana de Electricidad (“CDE”), on several occasions of events of default under the power purchase agreement based on CDE’s failure to pay amounts due for the sale of capacity and electricity (collectively, the “Payment Defaults”). The project subsidiary has notified the State of the Dominican Republic (“SDR”), the guarantor of CDE’s payment obligations, of defaults under the project subsidiary’s implementation agreement with the SDR related to a portion of these amounts overdue by CDE (the “SDR Defaults”). The project subsidiary exercised its rights under the power purchase agreement in September 2003, to suspend operation of this facility pending payment of the July Payment Default and on a continuing basis has suspended operations pending payment of all subsequent Payment Defaults. A payment of $16 million from CDE was received on January 29, 2004 and Payment Defaults and SDR Defaults currently exist related to approximately $16.4 million and $12.6 million, respectively. The project subsidiary is currently in default under its nonrecourse loan agreement primarily as a result of these and certain previously existing Payment Defaults and SDR Defaults.

The project subsidiary is currently in discussions with CDE and the SDR regarding the restructuring of the power purchase agreement and the lenders regarding a restructuring of the nonrecourse loan agreements. The restructuring of the power purchase agreement may involve a reduction in amounts paid to the project subsidiary by CDE for the future sale of electricity and/or capacity and a restructuring of the timing and amount of the amounts currently past due. In the event a restructuring of the power purchase agreement takes place, the project’s long-lived assets may be impaired and the Company’s results of operations may be adversely affected. The Company’s net carrying value in the project and its net interest in the long-lived assets of the project is currently $53.1 million and $211.5 million, respectively. The Company cannot provide any assurances that a restructuring of the power purchase agreement will be executed, the project lenders will approve the restructuring or that CDE or the SDR will meet its obligations to the project subsidiary in the future.

Pittsfield Facility. The Pittsfield facility is a 173MW natural gas-fired combined-cycle cogeneration facility located in Pittsfield, Massachusetts. The Pittsfield facility previously provided capacity and energy to USGen New England, Inc. and sells steam to General Electric. USGen New England, Inc. has rejected the power sales agreement in bankruptcy court. The owner participant of the project has exercised its rights to take control of the project, thus effectively eliminating Cogentrix’s economic interest in the project. Cogentrix currently has a 10.9% ownership interest in the Pittsfield Facility and does not operate the facility.

Logan Facility. The New Jersey Economic Development Authority has issued and sold $90 million of its Exempt Facility Revenue Bonds (the “Logan Bonds”) in order to finance a portion of the costs of constructing and equipping the Logan facility. The bonds are secured by a $92.2 million irrevocable letter of credit which expires on May 4, 2004. In the event that the letter of credit is not refinanced prior to May 4, 2004, the letter of credit will be drawn and within 180 days from the date of drawing, the project will be required to sweep cash to repay the resulting refunding loan. The project partnership has initiated discussions with lenders to refinance this letter of credit, however the Company cannot provide any assurances that the letter of credit will be refinanced prior to May 4, 2004, or at all.

LITIGATION

Bayerische Hypo-und Vereinsbank AG/ Banca Nazionale del Larvaro SPA Litigation

To support the obligations of National Energy Production Company (“NEPCO”), the contractor initially engaged to construct the Green Country facility, Bayerische Hypo-und Vereinsbank AG (“HVB”) issued a $39.0 million letter of credit for the Company’s benefit related to the construction of the Green Country facility. During February 2001, HVB sold and transferred, without recourse, an undivided 100% interest in this letter of credit to Banca Nazionale del Larvaro SPA (“BNL”) under a participation agreement executed by HVB and BNL. The project subsidiary, Green Country Energy LLC (“Green Country”), drew this $39.0 million letter of credit in December 2001, after NEPCO failed to meet certain obligations under the construction contract. When HVB requested reimbursement for the amount drawn from BNL pursuant to the participation agreement, BNL refused to pay. In response, HVB filed an action in the Supreme Court of the State of New York in December 2001, against BNL for reimbursement of the $39.0 million plus costs and attorneys fees for breach of the participation agreement. In February 2002, BNL filed a third-party complaint against Green Country, Cogentrix, NEPCO and Green Country’s administrative agent for its outstanding indebtedness seeking recovery from each of them of the $39.0 million, plus interest, attorneys’ fees and other unspecified damages. The case was removed to the United States Bankruptcy Court, Southern District of New York, in July 2002. On May 16, 2003, the court granted summary judgment in favor of HVB against BNL, and BNL has reimbursed HVB the full $39.0 million.

Subsequently, BNL circulated a proposed amended complaint, which all defendants consented to in open court on or about July 24, 2003. On or about September 16, 2003 BNL filed its amended complaint with the Court. The defendants filed a motion to dismiss on behalf of both Cogentrix and Green Country on September 26, 2003.

BNL’s opposition papers to the defendants’ motions to dismiss were filed in November 2003. The defendants filed their reply to the opposition papers in December 2003. The defendants’ motions to dismiss the case was argued on January 14, 2004 and is still pending decision. The Company is not aware of any further developments on this matter.

Cogentrix continues to believe that Cogentrix and Green Country each have meritorious defenses to these claims and intends to contest them vigorously.

JP Morgan Chase Bank Litigation

During December 2002, JP Morgan Chase Bank (“JP Morgan”) commenced a separate action in the United States District Court, Southern District of New York against Cogentrix, Green Country and Cogentrix of Oklahoma, Inc., an indirect wholly owned subsidiary of the Company and the indirect 10%-owner of Green Country, arising out of a $14.0 million draw Green Country made in December 2001 on a letter of credit that JP Morgan issued on behalf of NEPCO. This letter of credit was also issued to support certain obligations of NEPCO related to the construction of the Green Country facility. The complaint alleges that the draw was wrongful because the construction of the Green Country facility was completed substantially on time and the draw was a breach of the original NEPCO contract because it did not meet the conditions to draw these funds. The case was referred to the United States Bankruptcy Court, Southern District of New York, in March 2003.

As a result of a successful motion to refer from the district court, the case is now pending in the bankruptcy court. Both Cogentrix and Green Country have filed a motion to dismiss the case. The motion is now fully briefed. The motion to dismiss was held in the bankruptcy court on October 2, 2003 and, together with those in the BNL action, was argued on January 14, 2004. The Company is not aware of any further developments on this matter.

Cogentrix continues to believe that Cogentrix, Green Country and Cogentrix of Oklahoma, Inc. each have meritorious defenses to these claims and intends to contest them vigorously.

Letter of Credit Draw Litigation – Sterlington Facility

During December 2002, JP Morgan commenced an action in the United States District Court, Southern District of New York against Cogentrix, Quachita Power, LLC (“Quachita Power”), an indirect, 50%-owned subsidiary of the Company and owner of the Sterlington facility, and Cogentrix Ouachita Holdings, Inc. (the Company’s wholly-owned subsidiary which holds a 50% interest in Quachita Power) arising out of a $41.2 million draw in May 2002 on a letter of credit that JP Morgan issued to support certain obligations of NEPCO related to the construction of the Sterlington facility. The complaint alleges that the construction of the Sterlington facility was deliberately delayed by Quachita Power in order to draw on the letter of credit and that the draw was a breach of the original NEPCO contract because the conditions had not been met to draw these funds. The case was referred to the United States Bankruptcy Court, Southern District of New York, in March 2003. The defendants have moved to dismiss the complaint, and the motion was argued before the Court on January 14, 2004, after which the Court took the motion under advisement. The Company believes that Cogentrix, Quachita Power and Cogentrix Ouachita Holdings, Inc. each has meritorious defenses to these claims and intends to contest them vigorously.

During February 2003, Westdeutsche Landesbank Girozentrale (“WestLB”) commenced an action in the United States District Court, Southern District of New York against Quachita Power arising out of

Quachita Power’s draw in May 2002 on a $16.2 million letter of credit that WestLB issued to support certain obligations of NEPCO related to the construction of the Sterlington facility. The complaint alleges that the draw was improper and that the contractual conditions allowing this draw to be made had not been met. On May 9, 2003, Quachita Power filed a motion to have this case referred to the United States Bankruptcy Court, Southern District of New York which is still pending decision. The Company believes that Quachita Power has meritorious defenses to WestLB’s claims and intends to contest them vigorously.

PGET Arbitration

On February 4, 2003, the Southaven and Caledonia facilities received a notice from PG&E Energy Trading-Power, L.P. (“PGET”) of PGET’s intention to terminate the then existing conversion services agreements alleging that the project subsidiaries failed to properly interconnect their facilities to the applicable transmission systems. This notice indicated that the then existing conversion services agreements would terminate on March 6, 2003 and that PGET did not intend to continue to perform under the agreements after February 6, 2003. On February 7, 2003, the project subsidiaries filed an emergency petition to compel arbitration or, in the alternative, for a temporary restraining order and preliminary injunction in the Circuit Court for Montgomery County, Maryland. By order dated February 7, 2003, the court denied the project facilities’ petition for a temporary restraining order and set the remaining aspects of the petition for hearing.

On March 5, 2003, the Circuit Court ruled that PGET was required to comply with the arbitration provisions of the then existing conversion services agreements. The court further ordered that PGET and the project subsidiaries continue to perform their obligations under the then existing conversion services agreements during the pendency of the disputes and the arbitration proceedings. On March 7, 2003, PGET filed an emergency motion to stay the court’s ruling, which compels performance pending their appeal of the Circuit Court ruling in the Court of Special Appeals of Maryland. This motion was denied on March 11, 2003. In April 2003, the Court of Special Appeals of Maryland by its own motion removed PGET’s appeal of the lower court ruling to the Court of Appeals of Maryland. On March 24, 2003, PGET issued a Demand for Arbitration to resolve the disputes. In accordance with the terms of the then existing conversion services agreements, three arbitrators were designated to resolve these disputes and have been confirmed by the American Arbitration Association. Through the voluntarily filing of PG&E National Energy Group, Inc. and certain of its subsidiaries, including PGET, for protection from their creditors under Chapter 11 of the United States Bankruptcy Code on July 8, 2003, the project subsidiaries performed their obligations and PGET performed certain of their obligations under the then existing conversion services agreements. Both the arbitration and the Maryland State court proceedings have been stayed by order of the bankruptcy court. In the event arbitration is allowed to proceed and the project subsidiaries are unsuccessful and the conversion services agreements are found to have been terminated on March 6, 2003, the project subsidiaries may be required to reimburse PGET for the purchase of test gas, net of revenues from the sale of test energy. The Company has provided an unsecured guarantee, which is capped at $8.1 million, to reimburse the Southaven project for these potential costs.

Other Routine Litigation

In addition to the litigation described above, Cogentrix experiences other routine litigation in the normal course of business. Cogentrix does not believe that any of this routine litigation, if decided adversely to the Company, would have a material adverse impact on consolidated financial position or results of operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In addition to discussing and analyzing the Company’s recent historical financial results and condition, the above “Regulation FD Disclosure” includes statements concerning certain trends and other forward-looking information affecting or relating to the Company which are intended to qualify for the protections afforded “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995, Public Law 104-67. When used in this Form 8-K, the words “may,” “would,” “could,” “will,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “expect” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Forward-looking statements reflect the

Company’s current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including:

•	electric power generation industry trends;

•	regional and general economic and business conditions, particularly an economic downturn;

•	loss of confidence generally in companies participating in the electric power generation industry;

•	the Company’s leverage and increases in the Company’s leverage;

•	restrictions imposed by the Company’s debt agreements;

•	the ability of the Company, its subsidiaries and project affiliates to borrow additional funds, refinance or restructure existing indebtedness and access capital markets;

•	the ability of the Company’s subsidiaries and project affiliates to pay dividends, management fees and other distributions;

•	downgrading in the Company’s credit ratings or the credit ratings of the Company’s customers or project affiliates;

•	defaults by the Company’s subsidiaries under their project loan agreements;

•	limitations on the Company’s ability to control projects in which it has less than 100% interest;

•	volatility of energy and fuel prices;

•	reduced competition in the electric power generation industry;

•	increased supply of electric generating assets;

•	changes in the wholesale power market, including reduced liquidity which may limit opportunities to capitalize on short-term price volatility;

•	factors affecting power generation operations such as unusual weather conditions, severe damage to facilities, unscheduled generation outages, maintenance or repairs, environmental incidents, or electric transmission or gas pipeline system constraints;

•	large energy blackouts, such as the August 2003 blackout that affected parts of the northeastern United States and Canada;

•	retention of the Company’s senior management and the availability and retention of qualified personnel;

•	the Company’s ability to purchase insurance on commercially reasonable terms or at all;

•	changes in federal, state and local energy and environmental laws and regulations or the loss of exempt status of certain of the Company’s facilities from certain federal, state and local energy laws and regulations;

•	fluctuations in the cost or availability of fuel, gas and other fuel supplies;

•	termination or modification of certain power sales agreements at the Company’s facilities;

•	inability to timely complete capital improvement and re-powering projects due to factors beyond the Company’s control;

•	inability to enter into intermediate and long-term contracts to sell power on acceptable terms and prices;

•	the limited experience of Goldman Sachs in owning companies that operate and manage power generation facilities; and

•	completion or integration of future acquisitions;

many of which are beyond the control of the Company. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results, performance or achievements may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. The Company does not intend, and does not assume any obligation, to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENTRIX ENERGY, INC. (registrant)

By:	/s/ ROBERT S. MANCINI

Name: Robert S. Mancini Title: Co-President and Chief Commercial Officer

Date:  January 30, 2004